Exhibit 4.12

AMENDMENT NO. 9

TO

WINDSTREAM 401(k) PLAN

WHEREAS, Windstream Corporation (the “Company”) maintains the Windstream 401(k) Plan, established effective as of July 1, 2006, and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Section 1.18 of the Plan is amended, effective for the Plan Year beginning January 1, 2009, by replacing “Safe Harbor Employer Matching Contributions” with “Regular Employer Matching Contributions” in the one place the phrase appears.

2. Section 1.28 of the Plan is amended, effective for the Plan Year beginning January 1, 2009, by replacing “Safe Harbor Employer Matching Contribution” with “Regular Employer Matching Contribution” as the defined term.

3. The second paragraph of Section 7.04(a) of the Plan is amended, effective for the Plan Year beginning January 1, 2009, to provide as follows:

For purposes of this Section 7.04(a), for the Plan Year beginning January 1, 2009, the “current year testing method” shall be used. In the event the Plan Administrator, in its sole discretion, shall determine that it is necessary or desirable for Salary Deferral Contributions, Regular Employer Matching Contributions, and/or Supplemental Employer Matching Contributions hereunder for one or more Participants to be limited, altered, excess contributions (and earnings thereon) recharacterized or distributed, and/or for excess aggregate contributions (and earnings thereon) to be distributed in order to comply with Section 401(k) and/or 401(m) of the Code, and such applicable regulations thereunder, it shall, subject to applicable law, take whatever actions are necessary to accomplish the restriction, alteration, recharacterization and/or distribution in accordance with such Sections, regulations, and guidance. Such action by the Plan Administrator may relate to past and/or future contributions. Any limit set by the Plan Administrator for future contributions shall be considered an employer-provided limit for catch-up contributions under Section 1.414(v)-1(b) of the Treasury Regulations.

The Company may designate any portion or all of the Regular Employer Matching Contributions and/or Supplemental Employer Matching Contributions as qualified matching contributions that may be taken into account to satisfy the actual deferral percentage test of Section 401(k) of the Code; provided, however, that the amount designated by the Company as a qualified matching contribution with respect to an Eligible Employee shall not exceed the limit specified in Section 1.401(k)-2(a)(6)(v) of the Treasury Regulations. Amounts that are designated as qualified matching contributions shall be accounted for separately, shall be fully vested, and shall be subject to the distribution requirements of Section 1.401(k)-1(d) of the Treasury Regulations.

4. Section 7.04(b) of the Plan is amended, effective for the Plan Year beginning January 1, 2009, to provide as follows:

[Reserved]

5. Section 7.08(d) of the Plan is deleted, effective for the Plan Year beginning January 1, 2009.

6. The second paragraph of Section 12.09 of the Plan is amended, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2009, to provide as follows:

Catch-up Contributions shall not be taken into account for purposes of determining Regular Employer Matching Contributions or Supplemental Employer Matching Contributions.

7. Section 13.01 of the Plan is amended, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2009, to provide as follows:

Regular Employer Matching Contributions

Each Matching Employer shall make a Regular Employer Matching Contribution on behalf of each Participant who is eligible to receive Regular Employer Matching Contributions in an amount equal to:

(a)	100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus

(b)	50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.

As soon as administratively practicable following the end of the Plan Year, Regular Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant who is eligible to receive Regular Employer Matching Contributions. A person is eligible to receive Regular Employer Matching Contributions of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position not covered by a collective bargaining agreement) on the last day of the Plan Year or if the person died, retired, or became disabled while employed as an Eligible Employee (in a position not covered by a collective bargaining agreement) during the Plan Year. A person is eligible to receive Regular Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was an Eligible Employee (in a position not covered by a collective bargaining agreement) of the Matching Employer during the Plan Year. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for an “Early Retirement Pension” under the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.

With respect to any Eligible Employee who is covered by a collective bargaining agreement between an Employer and a representative of the Employee, the Employer shall make a Regular Employer Matching Contribution under the Plan with respect to Salary Deferral Contributions made by the Employer on behalf of the Employee only as agreed to in the collective bargaining agreement.

8. The second sentence of Section 13.02 of the Plan is replaced with the following sentences, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2009, to provide as follows:

A person is entitled to share in the allocation of Supplemental Employer Matching Contribution(s) of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position not covered by a collective bargaining agreement) on the last day of the Plan Year or if the person died, retired, or became disabled while employed as an Eligible Employee (in a position not covered by a collective bargaining agreement) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was an Eligible Employee (in a position not covered by a collective bargaining agreement) of the Matching Employer during the Plan Year. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for an “Early Retirement Pension” under the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.

9. Section 13.06 of the Plan, is amended, effective for the Plan Year beginning January 1, 2009, by replacing “Safe Harbor Employer Matching Contributions” with “Regular Employer Matching Contributions” in the one place the phrase appears.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 9 to the Windstream 401(k) Plan to be executed on this 30th day of December, 2008.

WINDSTREAM CORPORATION

By:	/s/ Robert R. Boyd
Title:	Member of Benefits Committee